Filed pursuant to Rule 433

Relating to Preliminary Prospectus

Supplement dated August 16, 2017 to

Prospectus dated June 9, 2017

Registration No. 333-218648

Contact:

Gretchen Hommrich

Director, Investor Relations

(615) 861-6000

Acadia Healthcare Company, Inc. Announces Secondary Offering

of 2,825,016 Shares of Common Stock by Selling Stockholders

FRANKLIN, TN – August 16, 2017 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company”) today announced the commencement of an underwritten offering of 2,825,016 shares of its common stock, par value $0.01 (the “Common Stock”), by investment funds affiliated with Waud Capital Partners, L.L.C., investment funds affiliated with Bain Capital Investors, LLC, and certain current officers and directors of the Company. The Company will not receive any proceeds from the offering.

Citigroup is acting as the underwriter of the offering.

An automatic shelf registration statement relating to the Common Stock to be sold in the offering was filed with the Securities and Exchange Commission (“SEC”) on June 9, 2017 and became effective upon filing. The offering of the Common Stock is being made only by means of a prospectus supplement and accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements.

About the Company

The Company is a provider of behavioral healthcare services. At June 30, 2017, the Company operated a network of 576 behavioral healthcare facilities with approximately 17,300 beds in 39 states, the United Kingdom and Puerto Rico. The Company provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.